Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 7, 2021, with respect to the consolidated financial statements of BrightSpring Health Services, Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Louisville, Kentucky

October 18, 2021